For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com
PROGENICS ACHIEVES ENROLLMENT TARGET IN SECOND PIVOTAL
PHASE 3 CLINICAL TRIAL OF METHYLNALTREXONE FOR
OPIOID-INDUCED CONSTIPATION

Tarrytown, NY — September 30, 2005 —Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that it has reached the target enrollment of patients in the second pivotal phase 3 clinical trial of its investigational drug methylnaltrexone (MNTX) for the treatment of opioid-induced constipation in patients with advanced medical illness. The Company expects to announce results from the 130-patient, multi-center, double-blind, randomized, placebo-controlled phase 3 study (MNTX 302) during the first quarter of 2006.

Approximately 1.8 million deaths occur each year in the U.S. from cancer, AIDS, sickle cell disease and other forms of advanced medical illness. Many of these patients receive opioids for pain prior to their death and as a result suffer debilitating opioid-related side effects, particularly constipation.

This study is being conducted in 33 nursing homes and hospices across North America. Patients are randomized on the two-week study to receive either placebo or MNTX by subcutaneous injection every other day. The primary efficacy endpoint is relief of constipation within four hours after receiving study medication. The trial includes a three-month open-label extension period during which patients are eligible to receive MNTX (MNTX 302EXT).

MNTX treatment platform
MNTX represents a broad treatment platform, and Progenics Pharmaceuticals has ongoing clinical programs for MNTX using three dosage forms: Subcutaneous MNTX successfully completed the first pivotal clinical trial (MNTX 301) and is the subject of a second pivotal phase 3 clinical trial (MNTX 302) in opioid-induced constipation in patients with advanced medical illness, described above; intravenous MNTX has successfully completed a phase 2 trial for treatment of post-operative bowel dysfunction (MNTX 203); and oral MNTX has successfully completed two phase 1 studies in healthy volunteers (MNTX 1201 and 1202). The Company believes that the ability to deliver MNTX using three dosage forms and routes of administration represents a significant benefit to patients. Each MNTX dosage form is tailored to address the needs of specific clinical applications based on onset of action, predictability of response, dosing flexibility and ease of use.

Company Profile
Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company’s principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of patients with post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV co-receptor CCR5. In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

DISCLOSURE NOTICE: The information contained in this document is current as of September 30, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’‘plans,’‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the risk that we will not be able to obtain funding necessary to conduct our operations, the uncertainties associated with product development, the risk that clinical trials will not commence, proceed or be completed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials are later found not to work effectively or are not safe, the risk that we may not be able to manufacture commercial quantities of our products, the risk that our products, if approved for marketing, do not gain market acceptance sufficient to justify development and commercial costs, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com